Analytical Report
December 2007

XFONE, Inc.
Series Rating	A3

 Authors:
Eran Shummer
Analyst
erans@midroog.co.il

Sigal Issaschar
Team Leader
i.sigal@midroog.co.il

Contact Person:
Avital Bar-Dayan, VP
Head of Corporate and
Financial Institutions
bardayan@midroog.co.il

Midroog Ltd.
Millennium Tower
17 Ha’arba’ah Street
Tel-Aviv 64739
Tel: 03-6844700
Fax: 03-6855002
info@midroog.co.ilwww.midroog.co.il

This report relates to thestructure of the offeringbased on data submittedto Midroog on December2, 2007. Should thestructure of the offeringchange, Midroog reservesthe right to reconsider andmodify the rating assigned.Only after Midroog receivesa copy of all the finaldocuments relating to thedebentures, will the ratingassigned by Midroog beconsidered valid andMidroog shall publish thefinal rating and summary.
The rating is assigned to a debenture of up to NIS 105 million to be issued by Xfone Inc. (”Xfone" or the "Company"), which is meant to finance the Company's investment in the acquisition of NTS Communications Inc. (hereinafter: the "Acquired Company" or "NTS"), as elaborated below. The debentures will be linked to the consumer price index (principal and interest), bear fixed interest and will be repaid in eight annual installments starting 2008 (four-year duration). To supplement the financing of the transaction, the Company intends to raise at least $20 million in shareholders' equity, about $13.5 million of which will be raised in a private placement from investors (from whom about $5.9 million have been raised so far), and the remaining $6.5 million is share capital that the Company will allot to shareholders of the Acquired Company within the framework of the purchase transaction.

NTS Transaction– In August 2007, the Company announced the acquisition of NTS, a private telecommunications company, of Lubbock, Texas. NTS provides integrated communication solutions that include local and long-distance telecommunication services, video and data services ("triple-play") through fiber optic networks. NTS operates one of the largest telecommunication networks in West Texas, serving some 46,500 private and business customers. NTS was established in 1981 and its senior executive management team has been managing the Company for over 13 years. On August 20, 2007 the Company completed a due diligence study of NTS. The transaction is expected to cost approximately $47 million, about $5 million of which in transaction expenditures. The acquisition is expected to be consummated in January 2008.

The debenture rating is contingent upon raising capital of at least $20 million and upon full consummation of the acquisition of NTS Communication Ltd., as outlined by the Company. The debenture offering proceeds will be deposited in a trust account until both foregoing conditions are met. If these conditions are not met, the funds raised will be returned to the investors.

The Company stated that it intends to hedge against the debenture's exposure to US dollar exchange rates.

Company Profile

XFONE, Inc. (jointly referred to together with subsidiaries and affiliated companies: "Xfone" or the "Company") is a local exchange carrier listed in the U.S., providing a full suite of communication services that include local exchange and international voice services, mobile phone services, broadband Internet connectivity using DSL or dialup technologies, data communications for business customers, calling cards, etc. In late 2006, Xfone USA Inc. completed installing collocation facilities in the exchanges of the local telecom company.

Most of the traffic to the Company's customers in the U.S. is transferred to and from these switches over the local telecom company's infrastructure, including last mile connections. The Company has hundreds of thousands of users all over the world.

The company's head offices are headquartered in Flowood, Mississippi, and it employs a staff of 150. The company is traded on AMEX in the U.S. (XFN) and on TASE (אקספ) at a company value of about NIS 180 million as of November 2007.  The company operates through several subsidiaries in three regions: the U.K., the U.S. and Israel. As of the first three quarters of 2007, the Company's revenues were distributed among the U.K. - 56%, U.S.A. – 27% and the remaining 17% in Israel.

Xfone (Consolidated): Key Fiscal Data in $K
	Q1-Q3/07	Q1-Q3/06	2006	2005*
Revenues	35,298	26,648	37,914	24,275
Gross profit	20,065	10,299	15,945	8,357
% of gross profit	56.8%	38.6%	42.1%	34.4%
EBITDA	3,149	1,494	2,127	346
% EBITDA	8.8%	5.6%	5.6%	1.4%
Net profit	1,421	565	661	45
Equity to Total Assets	58.2%	58.5%	59.0%	42.1%
Total assets at end of period	37,625	33,089	33,027	20,539
Shareholders' equity at end of period	21,892	19,350	19,472	8,646
Financial debt at end of period	1,047	637	2,094	1,500
* Up until 2007 the Company reported in pounds sterling, and from 2007 it reports in US dollars. Data for 2005, 2006 and the first three quarters of 2006 are translated according to the dollar/sterling exchange rate of 1.72, 1.959 and 1.76, respectively.

The Company was incorporated in September 2000 in Nevada, U.S.A.  It launched its operations in the U.K. in 2000 with the acquisition of Swiftnet Limited (hereinafter:  "Swiftnet", wholly owned), a company registered in the U.K. that was founded in 1990 by Mr. Abraham Keinan, Chairman of the Board of Directors and one of the current shareholders in the Company.

Operations in the U.K.:

Today Xfone operates in the U.K. through four subsidiaries providing complementary services: Swiftnet, Story Telecom Limited (indirectly holds 69.9% of the share capital after increasing its holding in May 2006), Equitalk.co.uk Limited ("Equitalk", 100%), which was acquired in July 2006 and Auracall Limited (100%, through Swiftnet, starting August 2007). The groups of UK companies provides telephony services that include local calls, international calls, messaging services, calling cards, conference calls, fax services and broadband Internet services, primarily to the private sector. Activity in the U.K. focuses on the provision of services to ethnic groups through resellers. Most of the activity is conducted in the London area. In the U.K. the Company operates a customer service desk employing a staff of three and a technical support network with a staff of seven.

Operations in the U.S.

Operations in the U.S. are conducted through Xfone USA, Inc.  ("Xfone USA"), a wholly-owned subsidiary of Xfone. Up until the acquisition of NTS, activity in the U.S. was concentrated in the South in Mississippi and in Louisiana. Xfone USA provides local and long distance landline communication services, Internet and data connection services through its independent infrastructure that includes two switches located in Louisiana and Mississippi and about 20 exchanges. Having independent infrastructure enables transferring calls in densely populated urban areas, while relying on the infrastructure services of BellSouth Telecommunications Inc. and Qwest.

About 70% of the Company's customers in the U.S. are small and medium-sized enterprises that purchase bundled communication services under three-year contracts for a monthly fee. The business bundles include landline communications, PRI services, T-1 connections and broadband Internet services. Operations were launched in the U.S. in May 2004 with the signing of an agreement between Xfone USA and WS Telecom, Inc. for the purchase of WS Telecom (by way of a merger) together with two wholly owned subsidiaries – eXpeTel Communications, Inc. and Gulf Coast Utilities, Inc. Under the agreement, Xfone USA provided management services to WS Telecom in return for profits, from July 2004 until the completion of the merger. The acquisition was completed in March 2005 when WS Telecom was merged with and into Xfone USA.

In January 2006, Xfone USA acquired the assets of EBI Comm Inc., a provider of Internet services to business and private customers in northern Mississippi. EBI assigned its data base of existing customers to Xfone USA. In addition, Xfone USA acquired the assets of Canufly.net Inc., a provider of high-speed Internet services and wireless Internet services to business and private customers in Vicksburg, Mississippi. In March 2006 the Company completed the acquisition of I-55 Internet Services, Inc.  and I-55 Telecommunications, LLC ("I-55"), its largest and most significant acquisition to date. For a 100% stake in I-55 shares, Xfone USA paid $4.1 million in warrants and shares. I-55 provided a suite of audio services that include local calls, data services including fax, fax to email, Internet services, such as installation of hardware for operating Internet networks, website design, website storage and other ancillary services to large areas in Louisiana and Mississippi. The Company owned two sophisticated switches called Class 5.  With the completion of the transaction, I-55 was merged into Xfone USA.

Operations in Israel

Operations in Israel began in April 2004 with the inception of Xfone Communications Ltd. (later to change its name to Xfone 018 Ltd. – "Xfone 018"), which holds a general license to provide long distance telecommunication services. In December 2004, Xfone 018 began providing international telephony services, prepaid calling cards and supporting mobile phone services. Xfone 018 operates as an independent player in the long distance calls field and owns two switches. It holds an Internet service provider (ISP) license and a one-year VOB trial license as a local exchange carrier (LEC).  The Company has a 69% interest in Xfone 018 shares. The remaining shares are hold by Newcall Ltd., owned by Mr. Ilan Shoshani (26%) and Margo Pharma Ltd. owned by Mr. Giora Spiegel (5%).

Xfone Group – Structure of Holdings as of November 2007:

The Acquired Company - NTS

NTS PROFILE

NTS is a CLEC (Competitive Local Exchange Carrier) providing communication services to business and private customers throughout West Texas, U.S.A. NTS's services include:

❖	Local and long distance voice telecommunications

❖	Data communications based on an array of technologies (ADSL, Dial-up, FTTU – Fiber to the User)

❖	Video on fiber optic services

About two and a half years ago, the company began to provide fiber-optic communication services that include voice, data and video services, both separately and together (triple-play). In 2007, the fiber-optic infrastructure contributed to about 10% of the company's revenues. As of September 2007, the company has a base of about 46,500 customers, about 15,000 of which are business customers and 31,500 private customers. The company focuses on small and medium-sized enterprises (SMEs) which account for about 80% of earnings. The company has a work force of about 300 employees.
Distribution of Revenues by Types of Services in 2007

NTS was founded in 1981 by Gary and Sue Wallace as a private telecommunications company providing long distance call services.  In 1985 it began providing wholesale telecommunication services to other suppliers throughout Texas. In 1990, TEC (Telephone Electronics Corporation) became the controlling shareholder of NTS. In 1998 NTS was licensed as a CLEC company, and starting from 2004 it began carrying out large-scale infrastructure work in West Texas to deploy an extensive fiber-optic network enabling the company to reach the end customer. NTS operates in an oil-rich area, where numerous businesses have mushroomed in the past five years that are directly and indirectly connected with the energy field.  Several cities in its service area have recorded double-digit growth in recent years paralleling the development of the energy field.

NTS operates in a number of cities and towns in the West Texas region, in a metro service area with a population of about 1.1 million, mainly in the towns of Wichita Falls, Odessa, Midland, Abilene, Amarillo and Lubbock. The main city is Lubbock with a population of 300,000. In the assessment of NTS management, it controls a significant share of the enterprise customer segment in its metro service area. NTS's major competitor in its region of operations is AT&T, which has a monopoly in the region as well as other states in the U.S. According to NTS management, the company is the second major player in the region after AT&T.

NTS – Summary of Statement of Operations and Cash Flow from Operating Activity, in $K*

	2007	2006	2005
Revenues from communication services	67,422	67,341	74,361
Gross profit	25,074	23,762	24,095
SG&A expenses	23,677	24,410	26,632
Operating profit (loss)	1,397	(649)	(2,537)
Of which: Depreciation and amortizations of fixed assets**	6,084	6,855	7,601
Operating margin before depreciation and amortizations – EBITDA	7,481	6,207	5,064
Rent of building	780	695	708
Financing income, net	241	218	129
Other income	498	99	108
Profit (loss) before taxes	2,916	364	(1,592)
Income tax	1,022	141	(626)
Net profit (loss) for the period	1,893	223	(966)

Permanent flow from operations (FFO)	8,656	7,290	6,371
Total cash flow from operations (CFO)	8,764	6,033	7,734

% of gross profit	37.2%	35.3%	32.4%
% operating profit (loss)	2.1%	-1.0%	-3.4%
% EBITDA	11.1%	9.2%	6.8%

* The company's fiscal years ends on July 31 of each calendar year  ** NTS accelerated amortization of communication infrastructure in the last few years. Therefore, about half of the cost of the assets were amortized at a rate of five years, which had a detrimental effect on the company's operating margin. NTS data for 2005 were not published by the company in its announcements on the transaction, and it is not able to publish them at this stage.
EXECUTIVE MANAGEMENT TEAM

The executives of the Acquired Company are seasoned and highly professional, with a good knowledge of the local market and are designated to remain in their positions after the acquisition. The management team of the Acquired Company consists of the following executives: Ms. Barbara Baldwin, President and CEO of NTS, has been employed by the company for more than 23 years. She has held previous positions which include direct responsibility for sales and marketing, manager of information systems and customer service. She has served in her present position as president since 1994; Mr. Brad Worthington, Chief Operating Officer of NTS, oversees all the day-to-day operational functions, retail sales, strategic planning in terms of technology, new business development of the company's operating systems and new product development and assimilation; Mr. Jerry Hoover, Chief Financial Officer for NTS, has been with the company in his present position for 13 years.

NTS STRENGTHS

❖
Strong handles on main region of operations – West Texas.  Long-established company with vast experience and good familiarity with the telecommunications market in West Texas. Over the years the company has established a strong market position in this region. The company controls an especially high market share of the business segment characterized by three-year service agreements.

❖
Independent telecommunications infrastructure, including fiber optic infrastructure that enables providing triple-play services. One of the advantages of fiber optics is broad bandwidth. The fiber technology enables transferring a large quantity of data by "pulling" rather than by "pushing". For instance, when transmitting video broadcasts such as cable channels, there is a difference in the volume of data transferred on the various networks. In a telecommunication network built from copper wires, all the cable stations are transmitted over the network to the customer. Fiber optics enables transmitting only the specific channel that the customer is viewing, without the rest of the channels.

❖
Over the years, NTS has invested some $101 million in building a telecommunications network in West Texas, about $23 million of which was invested in a fiber network (FFTU) in the last three years. Most of the investment was financed from the company's independent sources. NTS does not have a significant financial debt.

❖
The fiber optic field is especially profitable and is the company's main profit growth engine. The company sees a growth potential for fiber optic services, especially in the business segment, which is a heavy data consumer. On the downside, because most businesses are bound by three-year contracts with competitors as well, this limits the company's ability to expand immediately.

❖
Seasoned and very professional management team: The present NTS management team has been running the company for the past thirteen years and has been in the telecommunications business for over two decades. This management team is very familiar with NTS's operating regions and has shown a clear vision and keen understanding of the telecommunications market, and has led NTS to gain a strong market foothold with an advanced technology.

❖
Levelland project ("Levelland") – A future federally-funded project that is expected to demonstrate high profitability. NTS has established a subsidiary called NTS Telephone Company, LLC ("NTS Tel") for the build-out of an FTTU network in the city of Levelland. The project has received $12 million in government funding from RUS (Rural Utilities Service) Fund at government interest, subject to NTS investing $2.5 million in the project. The project is planned in such a way that within the first three months NTS will be able to link the first customers. Based on a study that NTS conducted through professional consultants and presented to the government, there is a high demand for broadband services in the Levelland area. According to company officers, the prices that NTS will be offering its customers are average prices prevailing in the region.

NTS – Key Balance Sheet Data in $K*

	July 31, 2007	July 31, 2006
Total Assets	47,073	49,482
of which: Fixed assets, net	29,211	30,064
Financial debt	867	1,458
Cash and cash equivalents	6,635	5,388
Shareholders' equity	39,179	40,786

* NTS is scheduled to distribute the cash balance to the present shareholders prior to the sale.

BUSINESS RISK FACTORS

❖
In recent years NTS has focused its operations in a relatively limited metropolitan area according to U.S. standards.  It should be noted that Xfone management has a long-term strategy to expand operations in other parts of Texas outside the present metro service area.

❖
Stagnation in revenues due to a change in the business mix. A decline has been recorded in earnings from telecommunication services based on older technologies, such as dial-up communications. This is attributed, among other things, to a drop in prices of traditional services, such as long distance calls. On the other hand, the growing FFTU segment still accounts for a very small percentage of revenues and does not impact overall revenue growth.

❖
Relatively low profitability stemming from the mix of services, and especially from the comparatively high component of inter-state communications and sale of infrastructure capacity.  Both fields are characterized by low profitability and dropping prices.

❖
AT&T, one of the largest telecom corporations in the U.S., is a very strong and dominant competitor in the region.  It is noteworthy that its being a monopoly places a certain restriction on its competitive capacity.

OWNERSHIP, MANAGEMENT & STRATEGY

In the assessment of Midroog, the Company's owners and senior executives are very experienced and knowledgeable in the telecommunications field as well as being well-acquainted with the markets of operation.

Mr. Abraham Keinan, Xfone's major shareholder (with a 25% stake in the share capital), is one of the founders of the Company and has been Chairman of the Board of Directors from inception. In 1990 Mr. Keinan founded Swiftnet, which was the basis for the Company's development in the U.K. Another major shareholder is Mr. Guy Nissenson (9% stake), President and Chief Executive Officer of the Company. The remaining shares are primarily held by institutional investors and the public (this is the structure of holdings prior to the financing round from other institutional bodies).

Mr. John Burton is CEO of the U.K. operations, the founder of Equitalk Co. that was acquired by Xfone. Prior to that, he founded and managed Nexus Telecom Limited, a developer and manufacturer of switches. Mr. Burton has been in the telecommunications field for over twenty years.

Mr. Wade Spooner is President of Xfone USA. He founded eXpeTel that was acquired by Xfone. Mr. Spooner was formerly President and Chief Operating Officer of LSCI Telecommunications, Inc. and Director of Technological Operations for ITC DeltaCom, Inc.

Xfone 018 is managed by Mr. Roni Haliva. He previously served as Senior Vice President of Business Solutions at Bezeq International Ltd. where he was responsible for integration and new products.  Prior to that he served as Vice President of the Marketing and Sales Division of the Malam Group. Before Malam, Mr. Haliva was VP Marketing and Sales of the Communications Division of Siemens Israel.

Xfone Group Key Personnel

Name	Position	Seniority in Company	Seniority in Field
Abraham Keinan	Founder, CEO and Chairman of the Board	7 years (from inception)	20 years
Guy Nissenson	Founder, President and CEO of Xfone	7 years (from inception)	10 Years
Niv Krikov	CFO	Since March 2007	4 Years
John Burton	CEO, Xfone UK	1 year	22 years
Wade Spooner	CEO, Xfone USA	2 years	20 years
Roni Haliva	CEO, Xfone Israel	Since September 2007	Over 20 years
Paul Bennet	VP Operations	1 year	Over 25 years
Robert "Bob" McNair	VP Marketing	Since May 2007	Over 15 years

Relatively Small Work Force with Low Operating Costs

Xfone USA has a work force of about 80 employees, 30 of which in customer service. The company operates from its head offices in Flowood, Mississippi. In the U.K. the Company employs a staff of about 30, about three of which work in customer service. UK operations are headquartered in High Road, London. Xfone 018 has a staff of about 40 employees in Israel, about 27 of which work in customer service. Nevertheless, the Company has a high executive payroll due to the high salary costs of executives of acquired companies as part of the merger and acquisitions transaction. According to the Company, some of the executive payroll costs in the U.S. should be regarded as transaction costs. As a rule, accounting principles do not allow including these expenditure as a transaction cost.

The Company Intends to Significantly Increase its Marketing Staff in the U.S.

Today Xfone USA has a work force of 80 employees, ten of which serve in marketing and sales positions. Lifting the regulatory control on leasing prices of communication infrastructure, except for the last mile connection, has created a unique opportunity for Xfone USA to increase its market share by utilizing its existing network and channeling resources to regions where the CLECs, which do not have their own independent infrastructure, have difficulty competing due to the rise in infrastructure leasing prices. To take advantage of this opportunity, Xfone USA has enlarged its marketing network from ten sales people to twenty, and it plans to hire another three shortly.

Growth Strategy Based on Mergers and Acquisitions in the U.S. and Europe with Focus on the Small and Medium-sized Business Sector

Until today the Company has grown owing to leveraging the acquisitions of companies and customer portfolios. The Company's acquisitions strategy places emphasis on the acquisition of stable companies with customer portfolios and proven cash flows as well as immediate synergy ability. This strategy has enabled the Company to acquire new customer bases while cutting back some of the acquired infrastructure and using the Company's existing infrastructure. This strategy has led the Company's penetration into the U.S. which peaked with the acquisition of NTS.

Marketing Strategy in all Operating Regions Focuses on Low Prices and Pricing Transparency Unusual in this Industry

The Company's main strategy is aimed at offering the customer full transparency and prices lower than what its competitors are offering. According to the Company, the price that the customer pays is based on the number of call minutes, without adding on other charges. This transparency enables the customer to understand the monthly itemized bill and to save on customer service operators. As a matter of policy, the Company targets a specific customer segment, in Israel - the Arab sector, new immigrants and ultra-orthodox Jewish population; in the U.K. - ethnic groups such as workers from other European countries, mainly Poland, Romania and Bulgaria. Moreover, Xfone offers prices that are lower than its competitors as part of its philosophy that the main component in choosing a communication supplier is first and foremost price.

The Company does not have a Dividend Policy; No Profits were Distributed in Recent Years

Since its inception, the Company does not have a dividend policy. No profits were distributed in recent years. Most of the Company's shareholders' equity comes from financing rounds carried out in the last two years together with the profits that the Company has accumulated. The shareholders' equity went into investments in mergers and acquisitions of other companies. The Company's surplus balance on September 9, 2007 was about $3.8 million.

Rating Rationale

The rating is based on the acquisition of NTS, according to the outline of the transaction described above, which in Midroog's assessment will catapult Xfone's operations in the U.S.  NTS, which stands to be the anchor of activity in the U.S., is a veteran and well-established company in West Texas with a strong market position. NTS demonstrates relatively large and stable cash flows and financial strength. NTS has its own independent infrastructure, including a local FTTU network that is the technological spearhead in the communications sector.

Xfone has an experienced management team with a good understanding of the communications market, which has managed to execute significant strategic maneuvers that have improved Xfone's business positioning. Xfone targets market segments where it has comparative advantages, contributing to profitability and profit growth in all regions where it operates.  The Company has financial strength and quick coverage ratios, taking into account the debt and capital offering and union with NTS.  The Company has still not begun the NTS merger, and it must still pull off the merger as planned. The Company is a very small-fry player in the telecom market in which it operates. The various services that it offers are consumer products, and as such are subject to fierce and intensive competition that is expressed in having to slash prices. It is noteworthy that the Company itself adopts a low-price strategy in some of its service segments.  Midroog believes that the voice and data communication services sector is at a medium and not particularly high level of risk. This is attributable to an established and relatively stable level of demands that is comparatively immune to periods of recession. Moreover, this is a sector characterized by high entry barriers due to the need for hefty investments in infrastructure, necessary licenses and the need to establish a wide customer base. Still, competition is very tough and mostly based on price. The merged company is not expected to grow substantially in revenues in the foreseeable future due to a change in the business mix and the erosion of prices for traditional services. Notwithstanding, the Company is demonstrating growth in EBITDA and profit margins.

STRENGTHS

Rapid Penetration of the U.S. Market by Acquiring Active Companies

The Company's penetration of the U.S. was through two major acquisitions - one in 2004 (completed in 2005) when Xfone began operating in the south and the second in 2005 (completed in 2006). Acquiring active communication companies, with their independent infrastructure including FTTU networks and switches, an existing customer base and active operational network, gave Xfone a foothold in the U.S.  The acquisitions gave the Company a significant customer base in certain regions of the country and a competitive edge as a new player in an intensely competitive market. It should be noted that the acquired companies are characterized by relatively high gross profitability that contributed to overall profitability. The NTS acquisition is a good example of the Company's strategy of entering an established region by buying a company with stable cash flows. Midroog evaluates that the Company's growth strategy is consistent with market trends. Nevertheless, this strategy embodies major challenges concerning the Company's ability to successfully integrate the acquired activity in creating operational synergy and utilizing the economies of scale inherent in this industry.

Acquisition of NTS has Inherent Advantages for Xfone

Acquiring NTS establishes Xfone's operations in the U.S. which today are relatively limited. In fact, the NTS acquisition will spearhead Xfone operations in the U.S. under the strategic management of Xfone headquarters. There is a natural synergy between the two companies in their being service companies. Among other things, the merger stands to lead to a savings on overheads, estimated by the Company at about $1.9 million a year.

Good Financial Strength and Quick Coverage Ratios Based on Pro Forma Consolidation with NTS

Assuming the $27 million debenture offering is carried out and another $20 million in shareholders' equity is raised, which will be used to finance the acquisition of NTS, the merged company will demonstrate very good coverage ratios and a low level of leverage - both of which are indications of high financial strength.

	Pro Forma – Merged Company After Raising Debt and Equity	30/9/2007	31/12/06	31/12/05
Equity to balance sheet	50.0%	58.2%	59.0%	42.1%
Financial debt to CAP	36.8%	5.3%	10.2%	14.4%
Financial debt to EBITDA*	2.3	0.4	1.0	Negative
Financial debt to FFO	3.1	0.3	1.0	3.7

* The pro forma ratio is based on the merged company's EBITDA according to recent financial data, without assuming growth. Xfone: EBITDA of about $4.2 million based on results for January - September 2007 in a simple annualization. NTS – about $8.3 million based on recent financial data for August 2006 – July 2007, and totaling $12.5 million.

Focus on small-to-medium size enterprise sector with diverse customer spread in multi-annual agreements

Unlike activity in the U.K. and in Israel, which is largely based on occasional customers or private subscribers, operations in the U.S. target the business sector which characteristically have a very high recurring earnings component. This is part of the Company's strategy that sees in this sector the main potential for penetration and growth for a company of its size. It should be noted that both the private customer market and business customer market in the U.S. are controlled by the ILECs (incumbent local exchange carriers).  Service agreements with businesses are usually made for three years, while the Company installs the infrastructure and end-equipment at the business site to enable the customer to receive Internet and landline services. Billing and payment are on a monthly basis. According to Company management, the churn rate for business customers is low. According to data provided by management, the average age of the business customers is four years, although it should be noted that the Company is in its first years of operations (data relate to operations of Xfone USA, before merging with NTS). The Company has a diverse customer base typical of the communications industry and of the business sector.

Owning infrastructure throughout the regions of operations gives it a competitive edge and creates a platform for sustained growth. Current investment needs are not particularly high

Xfone USA has two new generation Class 5 switches located in Mississippi and Louisiana.  The Company has one switch in the U.K. and two in Israel. These switches enable the Company to provide a full complement of communications services within its service area, while relying on the ILEC outside its service area and within the last mile. Lifting regulatory control on leasing prices of communication infrastructure, except for the last mile, has created a unique opportunity for Xfone USA to increase its market share by utilizing its existing network and channeling resources to regions where the CLEC companies, which do not have their own independent infrastructure, have difficulty competing due to the rise in infrastructure leasing prices.

According to the Company, the switches in the U.S. are not fully utilized and the load on them is far from its full potential capacity, so that for the meantime there is no need to invest in more switches. The Company estimates that the current investment needs in communications infrastructure are not particularly high and amount to about $1 million a year. In 2006, the Company's consolidated investments in fixed assets totaled $1.29 million and in the first three months of 2007 totaled $0.8 million. These investments were about the same as the annual depreciation.

Very professional management team with good familiarity of the target markets. Management is growth-oriented and has a proven ability to create value from mergers and acquisitions.

The Company's executives are experienced with a good familiarity with the markets of operation. In Midroog's opinion, the Company's executive management has until now successfully handled the mergers and acquisitions that it has carried out. The Company's acquisitions tactic embodies several elements meant to reduce the investment risk. These include signing a management agreement with the acquired company for a certain period during the course of which it monitors the company's development, payment subject to performance as well as a payment that combines an allotment of stock, options and cash. To date, Xfone has been successful at pinpointing companies with growth potential and has succeeded in increasing their revenue. It should be noted, however, that it still needs to prove an ability to streamline marketing and operating expenses in order to create synergy.

Stabilization of the regulatory situation in the U.S. reduces uncertainty

Since the U.S. regulatory changes in 2006, which lifted control on the leasing of infrastructure at cost except for the last mile connection, the ILECs have been fighting the CLECs, with their own independent infrastructure, for market share. Xfone USA has independent infrastructure that enables it to supply the customer's demands on these networks, without being dependent on other companies (except for the last mile that is under regulatory control). Midroog believes that the current status quo in which the CLECs are entitled to lease the last mile from ILECs at cost, will continue in the coming years, since changing this control will give the large corporations virtually complete control.

Long-distance activity in Israel enjoys very high gross profitability, achieving operating profit for the first time in Q4/06. Even though 018 is a small-fry among giants, it has managed to develop niches of profitable activity

As a relatively small player that entered the Israeli market when it was opened for competition in 2004, Xfone 018 has managed to gain a considerable market segment and has demonstrated very high gross profitability. Xfone revenues catapulted in 2006 and Q1/07, enabling the Company to reach an operating breakeven point for the first time in Q1/07. Revenue growth was achieved mainly thanks to the re-pricing of call rates to occasional customers. Xfone 018 primarily targets niche segments characterized by high use and with relatively high sensitivity to rates (e.g. the Arab and ultra-orthodox haredi sectors, new immigrants and foreign workers). Xfone 018 also enjoys cheap purchase prices owing to the economies of scale of the Xfone Group in purchasing call minutes from long-distance carriers.

BUSINESS & FINANCIAL RISK FACTORS

The Company is very small for the markets in which it operates, and has a small market share. The Company competes against giant national telecommunications corporations that pose a constant threat, and also against large CLECs.

The Company’s annualized revenue in the first three months of 2007 totaled about $47 million. At the end of 2006, Xfone U.S.A had 13,500 end users in Alabama, Louisiana, and Mississippi, out of an overall total of 5.8 million users in those states. According to figures published by the Federal Communications Commission (FCC), Bellsouth has an 84% market share in these states, giving it the status of a monopoly. The market share of the CLEC in these states is 16%.  Even in comparison with its CLEC competitors, the Company’s activity is on a very small and relatively limited scale. The large CLECs in the U.S. have business volumes ranging from hundreds of millions of dollars to $1 billion or more.

Given Xfone's miniscule market share, it has to compete against giant corporations benefiting from economies of scale, independent infrastructure, and stable and reliable customer bases.

This intense competition has the effect of pushing the prices of calls down. The Company must constantly find opportunities and market niches in which it can exploit its advantage in preferential treatment, price, and speedy and courteous customer service. The prevailing trend in the U.S. is towards mergers and acquisitions, which is augmenting the power of the large players. It should be noted that the acquisition of NTS greatly strengthens the Company’s position in West Texas.

Growth through mergers presents operative challenges. Up until now, it has been very difficult to identify an operative synergy, given the scope and early stages of the activity.

Since inception, Xfone has continued its policy of acquiring telecommunications companies having extensive customer bases in its principal regions of activity (in the U.K. and the U.S.), and absorbing its acquisitions into its existing operative deployment. This policy has generated steady growth in the revenue component, but at the same time a steep rise in management and general expenditures. No operative synergy between all the acquired companies has emerged so far. Part of the reason for the rise in expenditures is due to high salary costs for executives under the Company’s mergers and acquisitions policy (including two contracts that will expire in March 2008 and two others that will expire in March 2009). Accordingly, the gross profit ratio in the first three months of 2007 was 57%, compared with 39% in the same period in 2006. Operating expenses amounted to 46% of revenue (compared with 32% in the same period in 2006), and operating profit was 6.6%, compared with 3.0% in the same period.

The steep rise in operating expenses was due mainly to a fourfold increase in expenses in the U.K. resulting from high commissions paid to agents, as part of a strategic plan for finding additional sales channels in order to boost future revenue.

The Company clearly has no inherent competitive advantage in its business in the U.K., which is based mostly on long distance telephone call service, a field characterized by intense competition and continual price-cutting.

The Company’s business in the U.K. is based mainly on a long distance telephone service. It has no inherent competitive edge over its competitors, and is therefore obliged to exploit one-time opportunities in its market, and to execute tactical measures that temporarily give it a competitive edge. As a rule, the Company aims mostly at immigrant niches at low prices, without fixed users fees. At the same time, it exploits special events, or price hikes by its competitors, to offer discounts to specific market segments. In Midroog’s assessment, the Company’s customer base in the U.K. does not have a high customer retention capacity.

The telecommunications sector is characterized by very intense competition and medium-sized entry barriers, which are shrinking as infrastructure equipment becomes cheaper.

As opposed to the past, telecommunications infrastructure equipment can now be purchased at a substantially lower price than that prevailing several years ago. Cheaper telecommunications equipment lowers the entry barriers in the sector, thereby enabling additional companies to penetrate the market more easily. Furthermore, technological advances make it possible to utilize Internet infrastructure to transfer long distance calls at a level of quality comparable to the older transmission methods. At the same time, the scope of the needed infrastructure investment is still significant. Licenses must be obtained from the regulator, and a substantial customer base is required in order to begin generating profits and cash flow. Midroog concludes that the entry barriers in the sector are of medium scale.

Heavy and intensive regulation increase uncertainty in the sector

In every country, the telecommunications market is greatly affected by local regulation. Regulation can affect rates, infrastructure prices, level of competition, entry barriers for new competitors, and the availability of licenses. It should be noted that the Company is a very small player in the sector of competitive companies, and has benefited up until now to a certain degree from being in this category, for which the regulators in the U.K. and the U.S. have provided incentives in order to protect the consumer.

In the middle and long term, IP technology-based telephony services pose the chief threat to the results of the Company’s long distance calls business

The development of IP telephony and the transition from traditional TDM telecommunication networks, i.e. the convergence of voice networks and data networks, is expected to reduce the use of landline telephones in international telecommunications. IP-based alternative services, such as Skype and similar services, already exist and are provided free of charge, but they are limited, and penetration of these services is rather slow. To date, computer-based communications accounts for almost 5% of the total volume of long distance calls. Nevertheless, Midroog believes that in the medium and long term, IP technology-based telephony services are likely to achieve significant penetration rates.

The Company is growing. It lacks a long-term financial history in its main region of activity – the U.S.

The Company began its activity in its current format in 2000 in the U.K., and entered the U.S., the main target market for its growth in the coming years, in 2004. This combination of growth with a relatively short financial history constitutes a risk with respect to its ability to project results in the medium and long term. In this context, the challenge of proving its ability to streamline and improve its EBITDA margins, which are relatively low for the industry, should be mentioned, given the Company’s lack of economies of scale. This is unlike the situation in the Acquired Company, which has been operating in the market for over 25 years. The acquisition makes the Acquired Company the backbone of Xfone’s activity in the U.S.

The Company’s operating profit is relatively small for a telecommunications company of its type, which among other things is attributed to the absence of economies of scale and relatively high management expenses

The average EBITDA to revenue ratio in recent years has been very low. Even in the first nine months of 2007, in which the Company recorded a surge in activity in all its sectors, its EBITDA to revenue ratio remained at a low 9%. According to Midroog’s assessment, there are a number of reasons for this. First, the profit on the composition of services offered by the Company is low. A second factor is the Company’s pricing strategy. A third reason is the Company’s relatively small size in an industry in which economies of scale constitute a significant advantage. Finally, the Company’s penetration of new markets has been accompanied by high sales and marketing expenses. As already stated, the Company’s merger and acquisition activity, particularly in the U.S., has cost the Company heavily in management expenses, as a result of its retention of the previous management in the acquired companies.

Low liquidity and financial flexibility

The Company has no significant cash balances or other assets that can be sold. This situation gives it very little financial flexibility.  The Company currently has no significant credit lines in banks. It should be noted that the Company has demonstrated good accessibility to the capital markets in Israel and the U.S. for the purpose of financing the NTS transaction.

RATING OUTLOOK

Factors likely to improve the rating

❖	A significant increase in business volumes accompanied by a substantial rise in profit and profitability.

❖	Proven ability to assimilate the acquired companies and those it plans to acquire in the near future, while improving consolidated financial results.

❖	A significant strengthening of shareholders equity.

Factors liable to adversely affect the rating

❖	An acute change in the composition of business, which will lead to a drop in revenue and have a negative impact on profit and cash flow.

❖	Negative developments in the Company’s business environment, including regulation, competition, and technological changes, could cut into operating results.

❖	A rise in the debt to EBITDA ratio to over 3.0 (this limitation already applies to the Company’s pro forma results including NTS).

FINANCIAL ANALYSIS1

The Company’s steady growth in revenue in 2006-2007 is largely attributed to its mergers and acquisitions strategy

The Company’s revenue totaled $35.3 million in the first three quarters of 2007, compared with $26.6 million in the same period in 2006, up by 32.5%. This growth in revenue follows a 56% surge in 2006. The growth in revenue in the first three quarters of 2007 is due mainly to a sharp rise in revenue in the U.K. (71.5%) and Israel (56.0%). Growth in the U.K. is primarily a result of the complete consolidation of Story Telecom, starting in May 2006, following an increase in the Company’s stake in it, and the complete consolidation of Equitalk.co.uk in the third quarter of 2006. The remaining growth resulted from the introduction of new products, a rise in marketing activity, and improvement in existing products, which caused a steady rise in the volume of call minutes, leading to increased revenues. Growth in activity in Israel is largely attributed to an increase in the number of call minutes and re-pricing for regular and occasional customers.

Higher sales in the U.K. and Israel in the first three quarters of 2007 were partially offset by a 15.9% drop in sale in the U.S. caused by an ongoing loss of private dial-up Internet customers, a trend prevailing throughout the entire sector. According to the Company, marketing difficulties are complicating the effort to shift abandoning customers to an alternative technology.

XFONE CONSOLIDATED - STATEMENT OF INCOME ($K)
	Q1-Q3/07	Q1-Q3/06	FY 2006	FY 2005	FY 2004	FY 2003
Revenues	35,298	26,648	37,914	24,346	21,867	14,055
COGS	15,233	16,349	21,969	15,964	15,423	8,624
Gross profit	20,065	10,299	15,945	8,382	6,443	5,431
Operating expenses	17,740	9,496	13,450	8,461	6,226	4,144
Operating Margin	2,326	803	1,035	(79)	218	1,286
Financing expenses	380	339	541	211	(161)	(85)
Net profit	1,421	565	661	153	77	813
EBITDA	3,149	1,494	2,127	347	457	1,459
% of gross profit	56.8%	38.6%	42.1%	34.4%	29.5%	38.6%
% operating expenses	50.3%	35.6%	35.5%	34.8%	28.5%	29.5%
% operating margin	6.6%	3.0%	2.7%	-0.3%	1.0%	9.1%
% Net profit	4.0%	2.1%	1.7%	0.6%	0.4%	5.8%
% EBITDA	8.9%	5.6%	5.6%	1.4%	2.1%	10.4%

* As indicated above, the Company launched operations in the U.S. and in Israel in 2004; before that, its activity was only in the U.K

REVENUES BY GEOGRAPHIC DIVISION ($K)
	Q1-Q3/07	Q1-Q3/06	FY 2006	FY 2005
U.K.	19,802	11,549	16,951	14,045
U.S.A.	9,416	11,203	15,474	7,791
Israel	6,080	3,897	5,489	2,511
TOTAL	35,298	26,648	37,914	24,346

The Company registered an increase in gross profit in all sectors, resulting from higher revenue and a change in the composition of revenues. EBITDA margins are also on a rising trend for the same reasons. Nevertheless, Midroog believes that the Company still suffers from diseconomies of scale, which limits its profit margins, compared with the industry's giant corporations.

Cost of sales consists mostly of the cost of transmission – payment to the national telephony companies for their last mile infrastructure. The regulator sets the rates for these services. Another element is payment for transmission to domestic and long distance carriers; these payments are determined by negotiations between the parties. Cost of goods sold also includes bandwidth leasing costs and depreciation of infrastructure equipment, especially switches. Gross profit was up 56.8% in the first three quarters of 2007, compared with a 38.6% rise in the same period in 2006. Gross profit was up 56.8% in the first three quarters of 2007, compared with a 38.6% rise in the same period in 2006. The improvement was recorded in all regions, especially the U.K. and Israel, where gross profit margins were 56.6% and 64.2%, respectively, compared with 28.5% and 34.9%, respectively, in the corresponding period. The gross profit market in the U.S. rose slightly from 50.4% to 52.7%, despite the drop in revenues. The rise in gross profit in the U.K. is mainly attributed to growth in sales through agents (resellers), which affects revenue growth, but not the cost of goods sold, since agents provide the Company with traffic volume in exchange for commissions, which are entered as marketing and sales expenses. The rise in gross profit in Israel stems primarily from higher revenues resulting from the re-pricing of services provided to regular and occasional customers.

Coupled by the improvement in gross profit, an increase was also registered in the EBITDA and its ratio to revenues. This was due to a major improvement in operations in Israel. Higher commissions for agents generated a slide in operating profit and EBITDA in the U.K. In the U.S., operating profit was down slightly, while EDITDA remained fairly stable. Operating profit margins surged in Israel (29.5%, compared with a loss in the same period), and EBITDA rose 32.4%.

The Company's cash flow over the past two years and the first three quarters of 2007 was at a breakeven point. Owing to low working capital needs and moderate investments, it usually managed to service its current activity needs, with a few slight exceptions.

The Company’s permanent cash flow in the first three quarters of 2007 was an annualized $3.7 million, compared with $2.2 million in all of 2006. The rise resulted from increased activity and improved profits. The need for investment in fixed assets totaled an annualized $1.1 million in the first quarters of 2007 - the same as in all of 2006.

Xfone (Consolidated): Cash Flow from Operating Activity and Investments, in $K

	Q1-3/07	2006	2005
Net profit	1,421	661	45
FFO	2,753	2,179	690
Decrease (increase) in working capital needs	512	(2,524)	784
CFO	3,265	(345)	1,474
Capex	(881)	(872)	(670)
FCF	2,383	(1,217)	804

Xfone Consolidated - Balance Sheet, Key Data ($K)

	30.9.07	31.12.2006	31.12.2005
Cash and cash equivalents	1,129	1,218	4,304
Trade	9,894	7,585	6,096
Long-term accounts receivable	688	710	489
Fixed assets	5,599	4,466	3,539
Other assets	17,905	17,061	4,253
Others	2,324	1,489	1,281
Total Assets	37,625	33,027	20,540

Credit from banks	957	1,963	1,327
Suppliers and service providers	8,614	6,710	5,634
Short-term creditors	4,386	2,416	2,222
Liabilities for leasehold rights (maturities)	90	131	173
Accounts payable	1,160	1,938	2,364
Shareholders' equity	21,893	19,472	8,646
Total Liabilities and Capital	37,625	33,027	20,540

The Company has little financial debt ahead of a new financing round. Its assets were financed mainly by its capital offerings. Its coverage ratios remain good, even assuming that further leverage weakens its balance sheet.

The Company’s financial debt is very low ahead of its planned financing round ($1.0 million in current credit and $0.1 million in liabilities for leasing assets). Net of $1.1 million in cash balances, the Company’s debt is miniscule. Most of its assets – customer balances and fixed and miscellaneous assets (mainly goodwill and the customer base it has acquired in recent years) were financed through capital raised in 2005 and 2006.

APPENDIX:

THE TELECOMMUNICATIONS SECTOR IN KEY COUNTRIES OF OPERATIONS

The U.S. Telecom Sector

CLECs have strengthened their position in the market over the past year, particularly in the small and medium-sized enterprise sector.

Telephone companies in the U.S. fall into two categories: The first category is the large corporations, called Incumbent Local Exchange Carriers (ILECs): local telephone companies that already existed in 1984, and became seven independent companies called Regional Bell Operating Companies (RBOCs), when AT&T was liquidated. These companies compete with the second category: young companies, called Competitive Local Exchange Carriers (ClECs) which benefit from preferential regulatory treatment. The CLECs target their marketing efforts on the small and medium-sized enterprise (SME) sector, and have managed to increase their market share in this segment from 20% in 2001 to 26% in 2006. Surprisingly, the ILECs have preferred to ignore this loss of market share by continuing their focus on private customers and giant corporations, because in any case, despite the loss of end-users to the CLEC companies, they still collect royalties from the CLECs for the use of their infrastructure, including the last mile in the network before the end user, which the regulator has left in government hands, while the ILEC companies are responsible for its maintenance. On the one hand, the CLECs wish to bolster their market share at the expense of the ILECs. On the other hand, if the CLECs do expand their market share, they will cause the ILECs to divert resources to try and regain customers they have lost. Increasing the CLEGs’ market share can also affect the regulatory benefits that they enjoy. In light of these factors, Midroog believes that most of the CLEGs’ profits will be distributed as dividends and/or earmarked for mergers and acquisitions with competing CLEGs in order to increase their customer base and achieve cost cutting in headquarters and management. The strategy adopted by the CLECs of providing good service to small and medium-sized enterprises in order to enlarge their market share has proven effective in recent years. The Voice over IP (VoIP) technology developed in recent years has enabled CLECs that previously acquired bandwidth from the major companies to transmit significantly larger quantities of data from the main call center to the customer’s site on the same bandwidth. This strategy also tightens the connection between the CLEC and the end users, and leaves the dependence on the ILECs to the last mile of the network, maintained by the ILECs. The CLECs are running major marketing and sales promotion campaigns, and are differentiating themselves from the large companies by offering a broad range of products, including connectivity and telephony services. Midroog holds that this large basket, accompanied by large-scale infrastructure investment in the customer’s site, will make it difficult for the customer to switch to a competitor.

The regulatory change introduced in 2006 will play a role in shaping the regulatory horizon in the sector. Nevertheless, regulation still constitutes a significant risk factor in the industry.

The regulator has directly influenced the business model of CLEC companies in the U.S. Since most CLECs rely on regulatory rules allowing them access to the infrastructure of ILECs, pricing changes in these rules can directly affect the CLECs profits.  The more exposed a CLEC is in its business to an ILEC Company, the greater the risk that this will cut into the CLECs profits. In 1996, the regulator instituted rules enabling CLECs to use the ILECs infrastructure at cost prices.

These rules fostered the creation of CLECs that did not invest in infrastructure. They leased and used bandwidth and telecom exchanges from the large companies. On the other hand, some of the CLECs set up their own independent infrastructure, including telecom exchanges, and fiber optics for data transmission, while leasing from the ILECs only the last mile connection reaching the end user.

In 2006, the regulator changed the rules, retaining control for leasing infrastructure at cost prices only for the last mile connection to the end user. This regulatory change led CLECs lacking their own independent infrastructure and generally relying on the lease of infrastructure from ILECs to pay higher prices than before for this infrastructure. This change had an immediate impact on profits, and caused these companies to close down. On the other hand, the removal of regulatory price supervision (except for the last mile) had a positive effect on CLECS that had invested in independent infrastructure, and the number of their end users rose steadily. Midroog believes that the current status quo, in which CLECs are entitled to lease the last mile from ILECs at cost, will continue in the coming years.

Telephone Companies in Europe

Recent years have seen technological developments that have caused the companies providing landline telephone services to lose a large proportion of their market share to companies providing mobile telephone services. Concurrently, the development of broadband and VoIP technology has led many to use calls transmitted on the Internet. Intense competition between telecommunication providers in Europe has led these providers to bundle a number of different telecommunication services,  including calls, Internet, and television on the same network, thereby enabling the providers to sell to the consumer at a fixed price. The consumer can pay a predetermined price irrespective of the number of calls and the use of the information that he consumes.

The International Telecommunications Services Sector in Israel

Opening the long distance calls market to competition in 1997 led to a continual slide in the prices of calls and an increase in the number of incoming and outgoing international call minutes to and from Israel.

In 2006, the long distance calls market accounted for 6.8% of the total telecommunications market. Annual revenue in this market totaled NIS 1.7 billion. Opening the long distance calls market to competition in 1997 caused a continual slide in the prices of calls and an increase in the number of incoming and outgoing international call minutes to and from Israel.

Incoming and outgoing international call minutes in Israel in the first half of 2006 totaled 1.342 billion minutes, up 10.6%, compared with the volume of call minutes in the first half of 2005. The number of international call minutes (incoming and outgoing) in all of 2005 rose 8.5%, compared with 2004. Because of the erosion in prices in the sector resulting from the entry of three new competitors (Internet Gold, Netvision, and Xfone 018), growth in terms of revenue was lower than 3% in 2005.

The volume of outgoing international call minutes in Israel in the first half of 2006 totaled 741 million minutes, up 12%, compared with the first half of 2005. The number of incoming call minutes entering Israel in the first half of 2006 totaled 601 million minutes, up 8.8%, compared with the first half of 2005.

In general, the incoming calls market grew by 470 call minutes in the decade following 1996, reaching 1.2 billion call minutes in 2006 – a 10% average annual growth rate. The outgoing calls market grew by 320 million call minutes in the decade following 1996, reaching 1.5 billion call minutes in 2006 – a 17% average annual growth rate.  In terms of call minutes, the total market grew by an average annual rate of 13% in 1996-2006.

* Data in 2006 are presented by annualizing data in the first half of the year. This type of representation neutralizes the effects of the war in the north of Israel in Q3/06 on the volume of international calls.

Up until July 1997, Bezeq was the sole provider of international telephony in Israel. Two additional international operators entered the market at that time: Barak and Golden Lines International Communications Services. This caused a drop in the prices of long distance calls, and a surge in the volume of traffic in the market. In April 2004, new telecommunication regulations came into effect authorizing the Ministry of Communications to grant general licenses for providing international telecommunications services to three additional companies: Internet Gold, Netvision, and Xfone. These companies launched their activities in the field by the end of 2004. In August 2004, Internet Gold began providing international call services using VoIP technology through the 015 dialing code. In November 2004, Netvision began providing VoIP-based international telephony services under the 017 brand name. In December 2004, Xfone began providing international call services based on switches under the 018 brand name. The resulting intensification of competition led to a further drop in the prices of long distance calls. For all intents and purposes, customers in Israel currently regard long distance calls as a commodity. Furthermore, activity among foreign communications providers has also grown, paralleled by a drop in the per-price of the calls that they transmit. These trends, which apply mostly to the developing countries, also affect the volume of activity and prices of calls of the international operators in Israel.

Starting in 2004, and until January 2007, the international telecommunications market in Israel included six competitors holding licenses from the Ministry of Communications to provide international call services. In January 2007, Internet Gold acquired Golden Lines and Netvision merged with Barak, leaving Xfone as one of the four providers of international call services in the Israeli market.

1 The Company’s financial statements are prepared according to American accounting rules (U.S. GAAP). Until 2007, the Company’s statements were in British pounds. Starting in 2007, the Company switched to dollars for its financial statements.

Obligations Rating Scale

Investment Grade	Aaa	Obligations rated Aaa are those, which in Midroog's judgment, are of the highest quality and involve minimal credit risk.
	Aa	Obligations rated Aa are those, which in Midroog's judgment, are of high quality and involve very low credit risk.
	A	Obligations rated A are considered by Midroog to be in the upper-end of the middle rating, and involve low credit risk.
Baa
Obligations rated Baa are those, which in Midroog's judgment, involve moderate credit risk. They are considered middle-level rated liabilities and those that could have certain speculative characteristics.

Speculative Investment	Ba	Obligations rated Ba are those, which in Midroog's judgment, are speculative and involve a high degree of credit risk.
	B	Obligations rated B are those which, in Midroog's judgment, are speculative and involve a high credit risk.
	Caa	Obligations rated Caa are those, which in Midroog's judgment, have weak standing and involve very high credit risk.
	Ca	Obligations rated Ca are very speculative investments and could be in a situation of insolvency or close to insolvency, with some prospects that principal and interest will be repaid.
	C	Obligations rated C are assigned the lowest rating and are generally in a situation of insolvency with remote prospects of repayment of principal and interest.

Midroog applies numerical modifiers 1, 2 and 3 in each of the rating categories from Aa to Caa. Modifier 1 indicates that the bond ranks in the higher end of the rating category in which it belongs, marked by letters. Modifier 2 indicates that the bond ranks in the middle of the rating category; whereas modifier 3 indicates that the bond is in the lower end of its rating category, marked by letters.

Report No.: CFXFN061107105M

Midroog Ltd., Millennium Tower, 17 Ha’Arba'a Street, Tel-Aviv 64739
Tel: 03-6844700, Fax: 03-6855002, www.midroog.co.il

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All the information contained herein was obtained by Midroog from sources that it believes to be accurate and reliable.  Midroog does not independently check the correctness, completeness, compliance, accuracy or reliability of the information (hereinafter:  the "Information") submitted to it, and it relies on the Information submitted to it by the rated Company for assigning the rating. The rating is subject to change as a result of changes in the Information obtained or for any other reason, and therefore it is recommended to monitor its revision or modification on Midroog's website  www.midroog.co.il. The ratings assigned by Midroog fall into the scope of a subjective opinion, and they do not constitute a recommendation to buy or not to buy bonds or other rated instruments, and they are not to be construed as an opinion on the attractiveness of their price or the return of bonds or other rated instruments. Midroog's ratings relate directly only to credit risks and not to any other risk, such as the risk that the market value of the rated debt will drop due to changes in interest rates or due to other factors impacting the capital market. Any other rating or opinion given by Midroog must be considered as an individual element in any investment decision made by the user of the Information contained in this document or by someone on his behalf.  Accordingly, any user of the Information contained in this document must conduct his own investment feasibility study on the issuer, guarantor, debenture or other rated document that he intends to hold, buy or sell. Midroog hereby declares that the issuers of bonds or of other rated instruments or in connection with the issue thereof the rating is being assigned, have undertaken, even prior to performing the rating, to pay Midroog a payment for valuation and rating services provided by Midroog.